Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS FIRST QUARTER 2009 RESULTS

HAMDEN, CT – May 7, 2009 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three months ended March 31, 2009.  Summary results for these periods are as follows:

	Three months ended March 31,
(in $000s, except EPS)	2009	2008	% change
Net sales	$12,202	$14,285	-14.6%
As reported (GAAP): (1)
Operating income (loss)	$179	$(1,059)	NM
Net income (loss)	$121	$(692)	NM
Diluted earnings (loss) per share	$0.01	$(0.07)	NM

(1)
GAAP operating income includes $1,897,000 of legal fees related to the settled lawsuit with FutureLogic, Inc. (the "FL Legal Fees") in the first quarter of 2008. GAAP net income includes $1,224,000 of FL Legal Fees, net of tax, in the first quarter of 2008. GAAP diluted earnings per share include negative impact of $0.13 from FL Legal Fees in the first quarter of 2008.

“We are pleased with our first quarter 2009 results in spite of the difficult global economic environment,” said Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies.  “While our revenue declined by 15%, we increased our gross margin by approximately 30 basis points to 33.8% due largely to our shift in manufacturing more of our product in China.”
Mr. Shuldman continued, “We had several bright spots in the quarter as our diversification strategy begins to take hold.  First, TransAct Services Group saw a 22% increase in revenue mainly due to growth in our consumables business which was aided by growing internet sales.  In our banking and point-of-sale (“POS”) market, we continued to experience solid growth in shipments from our new business with McDonald’s, which helped to partially offset a decline in our overall POS business, where revenues are being dampened by the economic slowdown.  In our casino and gaming market, although our domestic casino printer sales were negatively impacted by the significant downturn in the domestic casino market, this decrease was fully offset by growth in our international casino and gaming markets.  Specifically, we experienced a threefold increase in sales from our international off-premise gaming market and a 22% increase in sales from our international casino market.  Lottery sales, which can vary significantly from quarter to quarter, declined by 69% due to the timing of orders.  We expect our lottery printer sales to improve for the remainder of the year, aided by a $3.6 million order we received from a lottery customer last month.  Finally, excluding the legal fees related to the FutureLogic lawsuit from the first quarter 2008, our operating expenses remained flat for the quarter compared to the first quarter of 2008, highlighting our emphasis on cost control for 2009.”

First Quarter and Subsequent Highlights

•
January 7, 2009 – TransAct Technologies selected by McDonald’s to provide its new Ithaca® 8040 thermal printer to approximately 11,000 of its United States locations for its new coffee and beverage initiative

•	January 21, 2009 – TransAct Technologies launches new Epic 880™ printer at International Gaming Expo in London

•	February 17, 2009 – TransAct Technologies receives $4.9 million order for BANKjet® 1500 printers from one of the largest banks in the United States

•	April 13, 2009 – TransAct Technologies selected exclusively by Creek Nation’s River Spirit Casino to provide Epic 950® printers

•	April 28, 2009 – TransAct Technologies receives $3.6 million order from lottery customer

First Quarter 2009 Results

Revenue for the first quarter of 2009 was $12.2 million, a decrease of 15% compared to $14.3 million in the prior-year period.  Gross margin for the quarter was 33.8%, an increase of approximately 30 basis points from 33.5% in the prior-year quarter.  Operating expenses were $3.9 million, a decrease of $1.9 million from the prior-year period driven by the elimination of $1.9 million of legal fees incurred in the prior-year period in connection with the now-settled litigation with FutureLogic, Inc.  Excluding the legal fees, operating expenses were consistent with the prior-year period.  The Company recorded GAAP net income in the first quarter of 2009 of approximately $0.1 million, or $0.01 per diluted share, compared to a net loss of approximately $0.7 million, or $0.07 per share, in the prior-year period.  Severance costs reduced net income and earnings per share in the first quarter of 2009 by $0.1 million and $0.01, respectively.  Legal fees associated with the FutureLogic, Inc. litigation reduced net income and earnings per share in the prior-year period by $1.2 million and $0.13, respectively.

Liquidity and Capital Resources

As of March 31, 2009, TransAct had approximately $1.3 million in cash and cash equivalents, and no debt obligations outstanding under the Company’s $20 million revolving credit facility.  During the first quarter of 2009, the Company did not repurchase any shares under its stock repurchase program.  As of March 31, 2009, the Company had repurchased a total of 1,164,100 shares for approximately $8.5 million under its current authorization.  TransAct’s $15 million repurchase program allows the Company to repurchase up to $6.5 million in additional shares through March 2010.

2009 Outlook

The Company expects improved results for the remainder of 2009 compared to the first quarter of 2009, due to an increasing backlog of orders and forecasts of order flow provided by some of the Company’s customers.  In addition, the Company continues to expect its free cash flow (cash provided by operations less capital expenditures) for 2009 to exceed $3 million, adding to its current cash position of $1.3 million as of March 31, 2009.

Investor Conference Call / Webcast Details

TransAct will review detailed first quarter 2009 results during a conference call today at 5:30 PM EDT. The conference call-in number is 888-632-5004. A replay of the call will be available from 8:30 PM EDT on Thursday, May 7 through midnight EDT on Thursday, May 14 by telephone at 888-203-1112; passcode 2471377.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands.  TransAct distributes its products through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct also has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts.  TransAct is headquartered in Hamden, CT.  For more information on TransAct, visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on a sole source contractor manufacturer for the assembly of a large portion of the Company’s products in China; the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, EVP and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)	Three months ended March 31,
	2009	2008
Net sales	$12,202	$14,285
Cost of sales	8,076	9,506
Gross profit	4,126	4,779

Operating expenses:
Engineering, design and product development	694	715
Selling and marketing	1,398	1,451
General and administrative	1,855	1,775
Legal fees associated with lawsuit	-	1,897
	3,947	5,838
Operating income (loss)	179	(1,059)

Other income (expense):
Interest, net	(15)	4
Other, net	20	2
	5	6
Income (loss) before income taxes	184	(1,053)
Income tax provision (benefit)	63	(361)
Net income (loss)	$121	$(692)

Net income (loss) per common share:
Basic	$0.01	$(0.07)
Diluted	$0.01	$(0.07)

Shares used in per share calculation:
Basic	9,257	9,278
Diluted	9,259	9,278

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended March 31,
	2009	2008
Banking and point-of-sale	$2,441	$2,733
Casino and gaming	4,857	4,837
Lottery	1,106	3,610
TransAct services group	3,798	3,105
Total net sales	$12,202	$14,285

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
(In thousands)	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$1,321	$2,000
Receivables, net	6,904	8,734
Inventories	12,081	9,919
Refundable income taxes	35	35
Deferred tax assets	2,054	2,054
Other current assets	556	352
Total current assets	22,951	23,094

Fixed assets, net	5,260	5,563
Goodwill, net	1,469	1,469
Deferred tax assets	1,732	1,759
Intangibles and other assets, net	315	349
	8,776	9,140
Total assets	$31,727	$32,234

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$4,992	$4,863
Accrued liabilities	1,886	2,847
Deferred revenue	435	333
Total current liabilities	7,313	8,043

Deferred revenue, net of current portion	240	259
Accrued warranty, net of current portion	103	133
Deferred rent	463	473
Other liabilities	44	44
	850	909
Total liabilities	8,163	8,952

Shareholders’ equity:
Common stock	105	105
Additional paid-in capital	21,068	20,890
Retained earnings	11,014	10,893
Accumulated other comprehensive loss, net of tax	(85)	(68)
Treasury stock, at cost	(8,538)	(8,538)
Total shareholders’ equity	23,564	23,282
	$31,727	$32,234